Exhibit 2.2

Execution Version

MEMBERSHIP INTEREST PURCHASE AGREEMENT

BY AND BETWEEN

R.E. GAS DEVELOPMENT, LLC,

AS SELLER,

AND

COG2, LLC,

AS BUYER

Dated: March 9, 2018

TABLE OF CONTENTS

- i -

- ii -

EXHIBITS AND SCHEDULES

Exhibit A	Form of Assignment of Membership Interest
Exhibit B	[Intentionally Omitted]
Exhibit C	Pipeline System, Material Contracts and other Assets and Properties

Part 1 -	Map of Pipeline System
(a)(1) List of Line Segments for Centre/Clearfield
(b)(1) List of Line Segments for Westmoreland
Part 2 -	Material Contracts
Part 3 -	ROW’s
Part 4 -	Major Equipment and Facilities
Part 5 -	Credit Support
Part 6 -	Permits

Schedule 3.7	Litigation
Schedule 3.13(h)	Expenditures
Schedule 3.14(e)	Tax Returns
Schedule 3.15(a)	Financial Statements
Schedule 3.15(d)	RWG Bank Accounts
Schedule 3.16(c)	Owners of Interests in RWG
Schedule 3.16(d)(vi)	Permits Not in Full Force and Effect
Schedule 3.16(j)	Tax Sharing Agreement
Schedule 3.16(u)	Insurance
Schedule 3.16(w)	2018 Budget

- iii -

MEMBERSHIP INTEREST PURCHASE AGREEMENT

This MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”), dated as of March 12, 2018 (the “Execution Date”), is entered into by and between R.E. Gas Development, LLC, a Delaware limited liability company (“Seller”), and COG2, LLC, a Texas limited liability company (“Buyer”). Seller and Buyer are each referred to as a “Party” and collectively referred to as the “Parties”.

RECITALS

WHEREAS, Seller owns forty percent (40%) of the issued and outstanding membership interests in RW Gathering, LLC, a Delaware limited liability company (“RWG”; such membership interests, the “Membership Interests”); and

WHEREAS, Seller desires to assign and sell, and Buyer desires to purchase, all of Seller’s right, title, interest and estate in and to the Membership Interests, effective as of the Effective Time (as defined hereinafter), and free and clear of all Encumbrances (other than restrictions imposed thereon by applicable securities Laws (as hereinafter defined)), upon the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and of the respective representations, warranties, covenants, agreements and conditions contained herein, and for other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties, intending to be legally bound by the terms hereof, agree as follows:

ARTICLE 1
DEFINITIONS

Section 1.1.Defined Terms.  Capitalized terms used throughout this Agreement and not defined in this Section 1.1 shall have the meanings ascribed to them elsewhere in this Agreement.  Notwithstanding the foregoing, as used herein, the following terms shall have the following meanings:

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, such Person.  The term “control” (and its derivatives) with respect to any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise.  Notwithstanding anything to the contrary herein, for the purposes of this Agreement, RWG will be deemed to constitute an Affiliate of (a) Seller at all times and with respect to all periods of time occurring prior to the Closing and (b) Buyer at all times and with respect to all periods of time occurring from and after the Closing.

“Agreement” has the meaning the meaning set forth in the preamble to this Agreement.

“Asset Sale” means the consummation of the transactions contemplated by that certain Purchase and Sale Agreement, dated as of March 9, 2018, by and among XPR Resources, LLC, a Delaware limited liability company, Seller and Rex Energy I, LLC, a Delaware limited liability company and an Affiliate of Seller (such agreement, the “Asset PSA”).

“Asset PSA” has the meaning assigned to that term in the definition of Asset Sale.

“Assignment” means an assignment substantially in the form attached hereto as Exhibit A.

“Assumed Obligations” has the meaning set forth in Section 6.2.

“Bankruptcy Code” means Title 11 of the United States Code, Sections 101 et seq.

“Business Day” means each calendar day except Saturdays, Sundays, and federal holidays.

“Buyer” has the meaning set forth in the preamble to this Agreement.

“Buyer Indemnified Parties” has the meaning set forth in Section 6.3.

“Cash” means the amount of cash and bank deposits (as reflected in bank statements), and certificates of deposit less escrowed amounts or other restricted cash balances and less the amounts of any unpaid checks, drafts and wire transfers issued on or prior to the date of determination, calculated in accordance with GAAP applied on a basis consistent with the preparation of RWG Financial Statements.

“Casualty Loss” has the meaning set forth in Section 9.4.

“CERCLA” has the meaning set forth in the definition of Environmental Law.

“CERCLIS” means the Comprehensive Environmental Response, Compensation and Liability Information System List.

“Clean Air Act” has the meaning set forth in the definition of Environmental Law.

“Closing” has the meaning set forth in Section 2.3.

“Closing Date” has the meaning set forth in Section 2.3.

“Closing Payment” has the meaning set forth in Section 2.2(d).

“Code” means the Internal Revenue Code of 1986, as amended.

“Contract” means any written contract, agreement, indenture, note, bond, mortgage, loan, instrument, lease, license, commitment or other arrangement, understanding, undertaking, commitment or obligation.

“Credit Support” has the meaning set forth in Section 3.16(d)(v).

“Deposit” has the meaning ascribed to such term in the Asset PSA.

“Effective Time” means 12:01 A.M. Eastern Time on January 1, 2018.

“Encumbrance” means any charge, claim, community or other marital property interest, condition, obligation, equitable interest, lien, option, pledge, security interest, mortgage, right of way, easement, encroachment, servitude, right of first option, right of first refusal or similar restriction, including any restriction on use, voting (in the case of any security or equity interest), transfer, receipt of income or exercise of any other attribute of ownership.

“Environmental Laws” means, all applicable federal, state and local Laws, including common law, relating to the protection of the public health, safety, welfare and the environment, including, without limitation, those Laws relating to the storage, handling, and use of chemicals and other Hazardous Substances, those relating to the generation, processing, treatment, storage, transportation, disposal or other management thereof including, as the same may have been amended, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq. (“CERCLA”); the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq. (“Clean Air Act”), the Hazardous Materials Transportation Act, 49 U.S.C. § 1471 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 through 2629; the Oil Pollution Act, 33 U.S.C. § 2701 et seq.; the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. § 11001 et seq.; the Safe Drinking Water Act, 42 U.S.C. §§ 300f through 300j; the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. § 136 et seq.; the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq.; the Atomic Energy Act, 42 U.S.C. § 2011 et seq.; and all applicable related Law, whether local, state, territorial, or national, of any Governmental Body having jurisdiction over the property in question addressing pollution or protection of human health, safety, natural resources or the environment and all regulations implementing the foregoing.

“Execution Date” has the meaning set forth in the preamble to this Agreement.

“Fair Market Value Certificate” has the meaning assigned to that term in Section 3.2(c).

“Final Settlement Amount” has the meaning assigned to that term in Section 2.8.

“Final Settlement Statement” has the meaning assigned to that term in Section 2.8.

“Financial Statements” has the meaning assigned to that term in Section 3.15(a).

“Fundamental Representations” means the representations and warranties set forth in Sections 3.1, 3.2, 3.3, 3.4, 3.5, 3.6, 3.12, and 3.16 (a), (b), (c), (f), (h), (i), (j), (k), (l), (m), (n), (o), and (p).

“GAAP” means United States generally accepted accounting principles, as consistently applied by Seller in accordance with past practices.

“Governmental Body” or “Governmental Bodies” means any federal, state, local, municipal, tribal or other government; any governmental, regulatory or administrative agency, commission, body or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power; and any court or governmental tribunal.

“Governmental Order” means any consent, assessment, approval, authorization, order, writ, judgment, injunction, decree, stipulation, ruling, determination or award entered by or with any Governmental Body.

“Hazardous Substances” means any pollutants, contaminants, toxics or hazardous or extremely hazardous substances, materials, wastes, constituents, compounds or chemicals that are regulated by, or may form the basis of liability under, any Environmental Laws.

“Hydrocarbons” means crude oil, natural gas, casinghead gas, condensate, sulphur, natural gas liquids, plant products and other liquid or gaseous hydrocarbons produced in association therewith, including coalbed methane gas, CO2, helium and all other minerals of every kind and character that may be covered by or included in any of the properties of RWG.

“Independent Expert” has the meaning assigned to that term in Section 2.8.

“Interest” means (a) capital stock, member interests, partnership interests, other equity interests, rights to profits or revenue and any other similar interest, (b) any security or other interest convertible into any of the foregoing and (c) any right (contingent or otherwise) to acquire any of the foregoing.

“Knowledge” means (a) with respect to Seller, the actual knowledge (without investigation) of the following Persons:  Scott Hodges and John Luke and (b) with respect to Buyer, the actual knowledge (without investigation) of the following Persons:  Frederick W. Zimmerman and Chadwick Bothe.

“Law” means all statutes, laws, rules, regulations, ordinances, decree, orders, writ injunction and codes of Governmental Bodies.

“Legal Proceeding” means any judicial, administrative or arbitral action, suit, mediation, investigation, inquiry, proceeding or claim (including any counterclaim) by or before a Governmental Body.

“Legal Requirement” means any law, statute, ordinance, decree, requirement, order, judgment, rule or regulation of, including the terms of any license or permit in effect or issued as of the Closing Date by, any Governmental Body.

“Liability” means any and all claims, causes of actions, payments, charges, judgments, assessments, liabilities, losses, damages, penalties, fines or costs and expenses, including any attorneys’ fees, legal or other expenses incurred in connection therewith and including liabilities, costs, losses and damages for personal injury or death or property damage matured or unmatured, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, known or unknown, including any of the foregoing arising under, out of or in connection with any action, any order or consent decree of any Governmental Body, any award of any arbitrator, any Law, or any Contract, commitment or undertaking.

“LLC Agreement” means that certain Limited Liability Company Agreement of RW Gathering, LLC dated effective as of June 18, 2009, as amended by that certain First Amendment to Limited Liability Company Agreement dated effective as of November 23, 2009, and as may be further amended, supplemented, amended and restated or otherwise modified from time to time.

“Major Equipment and Facilities” has the meaning assigned to that term in Section 3.16(d)(iv).

“Material Contracts” has the meaning assigned to that term in Section 3.16(d).

“Membership Interests” has the meaning set forth in the recitals to this Agreement.

“Ordinary Course” means, with respect to any Person, an action taken by such Person if such action is taken in the ordinary course of business and is consistent with such actions that would be taken by a reasonably prudent operator engaged in the oil and gas pipeline industry in the State of Pennsylvania.

“Organizational Documents” means, with respect to a particular Person (other than a natural person), the certificate or articles of incorporation, by-laws, partnership agreement, regulations, limited liability company agreement or similar organizational document or agreement, as applicable, of such Person.

“Outside Date” means March 26, 2018.

“Parties” and “Party” have the meanings assigned to that term in the introductory paragraph to this Agreement.

“Permits” has the meaning assigned to that term in Section 3.13(d)(vi).

“Person” means any individual, firm, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, Governmental Body or any other entity.

“Petroleum Products” means petroleum, petroleum hydrocarbons, petroleum products, crude oil, and any by-products, fractions, derivatives, or breakdown products thereof, any oil or gas exploration or production waste, and any natural gas, synthetic gas and any mixtures thereof.

“Pipeline System” means those assets listed on Exhibit C owned, held and/or controlled by, as applicable, RWG.

“Preliminary Settlement Statement” has the meaning assigned to that term in Section 2.2(d).

“Proposed Transfer” has the meaning assigned to that term in Section 2.1(b).

“Purchase Price” has the meaning assigned to that term in Section 2.2(c).

“Release” means any spilling, leaking, pumping, pouring, emitting, discarding, abandoning, emptying, discharging, disposing, migrating, injecting, escaping, leaching or dumping.

“Representatives” means, with respect to a Person, such Person’s managers, members, directors, officers, employees, investors, equity holders, contractors, investment bankers, reserve engineers, attorneys, accountants and other advisors and representatives.

“Retained Obligations” means and includes any and all obligations and Liabilities of any kind or character, known or unknown, to the extent that they are attributable to, arise out of, based upon or are otherwise related to the Membership Interest (including, for purposes of clarity, the ownership thereof) if, and to the extent, arising or otherwise related to periods of time occurring prior to the Effective Time.

“ROWs” has the meaning assigned to that term Section 3.16(d)(iii).

“RWG” has the meaning assigned to that term in the recitals.

“Seller” has the meaning assigned to that term in the introductory paragraph of this Agreement.

“Seller Indemnified Parties” has the meaning set forth in Section 6.4.

“Tax Items” has the meaning assigned to that term in Section 5.1.

“Tax Proceeding” has the meaning assigned to that term in Section 5.4.

“Tax Return” means any report, return, declaration, claim for refund, information return or statement relating to Taxes, including any related schedules, attachments, or other supporting information with respect to the Taxes, and including any amendment thereof.

“Taxes” means (a) all federal, foreign, state or local net or gross income, gross receipts, petroleum revenue, sales, use, ad valorem, value added, franchise, withholding, payroll, employment, excise, property, windfall profits or similar taxes, assessments, duties, fees, levies or other governmental charges, together with any interest thereon, any penalties, additions to tax or additional amounts with respect thereto and any interest in respect of such penalties, additions or additional amounts and (b) any liability in respect of any item described in clause (a) above that arises by reason of a contract, assumption, transferee or successor liability, operation of Law (including by reason of participation in a consolidated, combined or unitary Tax Return) or otherwise.

“Term Loan Credit Agreement” means that certain Term Loan Credit Agreement dated as of April 28, 2017 by and among Rex Energy Corporation, Angelo, Gordon Energy Servicer, LLC and the lender parties thereto (as amended).

“$” or “Dollars” means United States dollars, the lawful currency of the United States of America.

“WPX” means WPX Energy Production, LLC, a Delaware limited liability company.

Section 1.2.Other Terms.  Other terms may be defined elsewhere in the text of this Agreement and shall have the meaning indicated throughout this Agreement.

Section 1.3.Other Definitional Provisions.

(a)The words “this Agreement”, “hereof”, “herein”, “hereunder” and words of similar import, when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(b)The terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa unless the context otherwise requires.

(c)All references in this Agreement to Exhibits, Schedules, Articles, Sections, subsections and other subdivisions refer to the corresponding Exhibits, Schedules, Articles, Sections, subsections and other subdivisions of or to this Agreement unless expressly provided otherwise.  Titles appearing at the beginning of any Articles, Sections, subsections or other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement, and shall be disregarded in construing the language hereof.  The words “this Article,” “this Section” and “this subsection,” and words of similar import, refer only to the Article, Section or subsection hereof in which such words occur.  The word “or” is not exclusive, and the word “including” (in its various forms) means including without limitation.  Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, unless the context otherwise requires.  Each accounting term not defined herein will have the meaning given to it under GAAP as interpreted as of the Execution Date.  If the date specified in this Agreement for giving any notice or taking any action is not a Business Day (or if the period during which any notice is required to be given or any action taken expires on a date that is not a Business Day), then the date for giving such notice or taking such action (and the expiration date of such period during which notice is required to be given or action taken) shall be the next day that is a Business Day.

ARTICLE 2
PURCHASE AND SALE

Section 2.1.Transfer of Membership Interest.  Subject to the terms and conditions hereof and further subject to the occurrence of the Closing (as such term is defined in the Asset PSA) of the Asset PSA, Buyer agrees to acquire from Seller, and Seller agrees to convey to Buyer, the Membership Interest, on the Closing Date.  At the Closing, Seller shall assign the Membership Interest, to Buyer.  Such sale, assignment and transfer shall be effective as of the Effective Time.  At Closing, Seller will deliver or cause to be delivered to Buyer the following:

(a)the Assignment duly executed and acknowledged by Seller;

(b)a copy of the notices sent by Seller as required by Section 10.2(c) of the LLC Agreement to RWG and all then-existing non-Transferring Members (as defined in the LLC Agreement) of RWG, which notices shall (i) be in form and substance acceptable to Buyer in its reasonable discretion and (ii) request the approval and consent of each non-Transferring

Member to (A) the transfer of the Membership Interest to Buyer, (B) the admission of Buyer to RWG as a new Member (as defined in the LLC Agreement) (as the new owner of the Membership Interest) and (C) the Manager (as such term is defined in the LLC Agreement) revising and updating Exhibit 4.1 to the LLC Agreement to reflect Buyer as a Member (as such term is defined in the LLC Agreement) and the owner of the Membership Interests (from and after Closing) (collectively, the “Proposed Transfer”);

(c)a copy of the written consents of all of the non-Transferring Members, dated prior to the Closing Date, approving the Proposed Transfer pursuant to Section 10.3 of the LLC Agreement;

(d)certificates of good standing for RWG and Seller dated not more than five (5) Business Days prior to the Closing Date issued by the Secretaries of State of the State of Delaware and the Commonwealth of Pennsylvania;

(e)a certificate of the Secretary (or other similar officer) of Seller, dated as of the Closing Date, in a form reasonably satisfactory to Buyer, attesting to (i) true and correct copies of the certificate of formation and organizational documents of Seller, together with any amendments to either document through the Closing Date; (ii) the resolutions of Seller, authorizing the execution and delivery of this Agreement and any other agreements or documents necessary or desirable to effect the transactions contemplated by this Agreement, and consenting to the transfer of the Membership Interest to Buyer and the transactions contemplated hereby, and certifying that such resolutions were duly adopted and have not been rescinded or amended as of the Closing Date; and (iii) the conditions set forth in Section 2.5(a) have been fulfilled and, if applicable, any exceptions to such conditions have been waived in writing by Buyer prior to the Closing;

(f)an affidavit of non-foreign status from Seller that complies with Sections 1445 and 1446(f) of the Code and is reasonably acceptable to Buyer, duly executed by Seller;

(g)a true and correct copy of the Fair Market Value Certificate; and

(h)such other documents, instruments and agreements as Buyer reasonably requests as required to consummate the transactions contemplated by this Agreement.

Section 2.2.Purchase Price; Adjustments to Purchase Price; Settlement Statement.  At Closing the following amounts shall be calculated and distributed according to the terms of this Section 2.2:

(a)Purchase Price.  At the Closing, Buyer will pay to Seller the sum of One Hundred Seventy-Two Thousand Dollars ($172,000) as the purchase price for the Membership Interest (“Purchase Price”), as adjusted in accordance with this Agreement.

(b)Downward Adjustments.  The Purchase Price payable at Closing will be adjusted downward by an amount equal to (100%) of any distributions received by Seller from RWG attributable to the Membership Interest with respect to periods from and after the Effective Time;

(c)Upward Adjustments.  The Purchase Price payable at Closing will be adjusted upward by an amount equal to (i) capital contributions made by Seller to RWG at any time after the Effective Time attributable to the Membership Interest and (ii) 100% of any distributions received by Buyer from RWG after the Effective Time that are attributable to the Membership Interest and the time period prior to the Effective Time.

(d)Preliminary Settlement Statement.  The Purchase Price (as adjusted in accordance with this Section 2.2) shall be set out on a preliminary settlement statement (the “Preliminary Settlement Statement”) that shall be prepared in good faith by Seller and delivered to Buyer not later than five (5) days prior to Closing.  Within three (3) days of receipt of the Preliminary Settlement Statement, Buyer will have the right, but not the obligation, to deliver to Seller a written report containing all changes that Buyer proposes to be made to the Preliminary Settlement Statement, if any, together with a brief explanation of such changes.  The amounts set forth in the Preliminary Settlement Statement as agreed upon by the Parties shall constitute the dollar amount to be paid by Buyer to Seller at the Closing (the “Closing Payment”); provided, that if the Parties cannot agree on an adjustment set forth in the Preliminary Settlement Statement prior to the Closing, then the amount set forth in the draft Preliminary Settlement Statement as presented by Seller will be used to determine the Closing Payment at Closing, absent manifest error.

Section 2.3.The Closing.  The closing of the transactions contemplated by this Agreement (the “Closing”) shall be held at the offices of Steptoe & Johnson PLLC located at 11 Grandview Circle, Suite 200, Canonsburg, Pennsylvania 15317 and at 10:00 am Central Time on the Closing Date (as such term is defined in the Asset PSA) of the Asset Sale.  The date the Closing actually occurs shall be referred to herein as the “Closing Date.”  The location and timing of Closing may be revised to be at such time and place as the Parties may mutually agree in writing.

Section 2.4.Seller’s Conditions.  The obligations of Seller at the Closing are subject, at the option of Seller, to the satisfaction or waiver at or prior to the Closing of the following conditions precedent:

(a)All representations and warranties of Buyer contained in this Agreement are true and correct in all material respects at and as of the Closing Date in accordance with their terms as if such representations and warranties were remade at and as of the Closing Date (other than representations and warranties that refer to a specified date which need only be true and correct on and as of such specified date); provided, however, that any such representation or warranty of the Buyer that is qualified by a materiality standard shall not be further qualified by materiality for purposes of this Section 2.4(a), and Buyer has performed and satisfied all covenants and agreements required by this Agreement to be performed and satisfied by Buyer or jointly by Buyer and Seller at or prior to the Closing in all material respects;

(b)No order has been entered by any court or Governmental Body having jurisdiction over the Parties or the subject matter of this Agreement that restrains or prohibits the purchase and sale contemplated by this Agreement and that remains in effect at Closing;

(c)Buyer shall have obtained all consents and approvals necessary for it to consummate this Agreement and perform its obligations hereunder, and such consents and approvals shall be in full force and effect; and

(d)the Closing (as such term is defined in the Asset PSA) under the Asset PSA shall have occurred contemporaneously with the Closing under this Agreement.

Section 2.5.Buyer’s Conditions.  The obligations of Buyer at the Closing are subject, at the option of Buyer, to the satisfaction or waiver at or prior to the Closing of the following conditions precedent:

(a)All representations and warranties of Seller contained in this Agreement are true and correct in all material respects at and as of the Closing Date in accordance with their terms as if such representations were remade at and as of the Closing Date (other than representations and warranties that refer to a specified date which need only be true and correct on and as of such specified date); provided, however, that any such representation or warranty of the Seller that is qualified by a materiality standard shall not be further qualified by materiality for purposes of this Section 2.5, and Seller has performed and satisfied all covenants and agreements required by this Agreement to be performed and satisfied by Seller or jointly by Buyer or Seller at or prior to the Closing in all material respects;

(b)No order has been entered by any court or Governmental Body having jurisdiction over the Parties or the subject matter of this Agreement that restrains or prohibits the purchase and sale contemplated by this Agreement and that remains in effect at the time of Closing;

(c)Seller shall have obtained all consents and approvals necessary for it to consummate this Agreement and perform its obligations hereunder, and such consents and approvals shall be in full force and effect; and

(d)the Closing (as such term is defined in the Asset PSA) under the Asset PSA shall have occurred contemporaneously with the Closing under this Agreement.

Section 2.6.Revenues and Expenses.  Subject to Section 2.2, commencing as of the Effective Time, Buyer shall be entitled to and responsible for all revenues and expenses attributable to the Membership Interest under the LLC Agreement.  Notwithstanding the foregoing, Buyer shall not be obligated, except as provided above, for any distributions or contributions, or allocations of income or expense associated with the Membership Interest for the period prior to the Closing Date.

Section 2.7.Title.  The transfer of title to the Membership Interest shall be made effective as of the Effective Time.

Section 2.8.Post-Closing Adjustments.  As soon as reasonably practicable after the Closing, but not later than sixty (60) days following the Closing Date, Seller shall prepare and deliver to Buyer a statement setting forth the each adjustment to the Closing Payment, and showing the calculation of each adjustment, based, to the extent possible on actual credits, charges, receipts and other items and in accordance with Section 2.2.  Seller shall supply reasonable documentation available to support any credit, charge, receipt or other item.  As soon as reasonably practicable but not later than the thirtieth (30th) day following receipt of such statement under this Section 2.8, Buyer shall deliver to Seller a written report containing any changes that Buyer proposes be made to such statement.  Buyer may not later contest or submit to the Independent Expert any amounts or adjustments that were not contested in such written report, which amounts or adjustments so omitted from such written report Buyer will be deemed to have agreed.  If Buyer does not timely deliver such written report within such 30-day period, Buyer shall be deemed to agree with the adjustments set forth in such statement.  The Parties shall undertake to agree on the final statement of the adjustments to the Closing Payment no later than one hundred and twenty (120) days after the Closing Date (such final statement as agreed or determined in accordance with this Section 2.8, the “Final Settlement Statement” and such final amount as agreed or determined in accordance with this Section 2.8, the “Final Settlement Amount”).  In the event that the Parties cannot agree on the adjustments to the Closing Payment within one hundred and twenty (120) days after the Closing Date, the specific disputed items will be automatically referred to an independent expert of the Parties’ choosing with at least ten (10) years of oil and gas accounting experience for arbitration (the “Independent Expert”).  If the Parties are unable to agree upon an Independent Expert within ten (10) days after written notice of a proposed Independent Expert is delivered by a Party to the other Party, then such Independent Expert shall be selected by any Federal District Court or State District Court Judge in Pittsburgh, Pennsylvania.  The Independent Expert shall conduct the arbitration proceedings in Pittsburgh, Pennsylvania in accordance with the rules of the Commercial Arbitration Rules of the American Arbitration Association, to the extent such rules do not conflict with the terms of this Section 2.8.  The Independent Expert’s determination shall be made within thirty (30) days after submission of the matters in dispute and shall be final and binding on both Parties, without right of appeal.  In determining the Final Settlement Amount, the Independent Expert shall not increase the Closing Payment more than the increase proposed by Seller, nor decrease the Closing Payment more than the decrease proposed by Buyer, as applicable.  The Independent Expert shall act as an expert for the limited purpose of determining the specific disputed matters submitted by any Party and may not award damages or penalties to any Party with respect to any matter.  Seller and Buyer shall each bear its own legal fees and other costs of presenting its case and indemnify and hold harmless the other Party with respect thereto. The Independent Expert shall also clearly state which Party’s position that the Independent Expert found more persuasive in its decision-making process, and the other Party shall bear 100% of the costs and expenses of the Independent Expert.  Within ten (10) days after the date on which the Parties agree (or are deemed to agree) on the Final Settlement Statement or the Independent Expert finally determines the disputed matters, as applicable, (i) Buyer shall pay to Seller the amount by which the Final Settlement Amount exceeds the Closing Payment or (ii) Seller shall pay to Buyer the amount by which the Closing Payment exceeds the Final Settlement Amount, as applicable.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF SELLER

Except as otherwise provided for or disclosed in this Agreement, Seller hereby represents and warrants to Buyer that as of the Execution Date and on the Closing Date:

Section 3.1.Organization and Good Standing.  Seller is a Delaware limited liability company which is duly organized, validly existing and in good standing under the laws of its jurisdiction of formation.  Seller is registered or qualified to do business as a foreign limited liability company in the Commonwealth of Pennsylvania, and Seller has all requisite power and authority to carry on its business as such business is currently conducted.

Section 3.2.Bankruptcy; Solvency.

(a)There are no bankruptcy, reorganization or receivership proceedings pending or threatened against Seller.

(b)As of the Execution Date, (i) Seller and each of its Affiliates will not have incurred, nor does it intend to or believe that it will incur, debts (including contingent obligations) beyond its ability to pay such debts as such debts mature or come due (taking into account the timing and amounts of cash to be received from any source, and amounts to be payable on or in respect of debts), (ii) the amount of cash available to Seller after taking into account all other anticipated uses of funds is anticipated to be sufficient to pay all such amounts on or in respect of debts, when such amounts are required to be paid and (iii) Seller will have sufficient capital to conduct its business.

(c)Seller’s governing body (e.g., board of directors or similar) has determined that the Purchase Price to be paid by Buyer hereunder is equal to or greater than the fair market value of the Membership Interests, and Seller shall deliver prior to Closing a written certificate from a Responsible Officer (as such term is defined in the Term Loan Credit Agreement) certifying that the Purchase Price to be paid by Buyer hereunder is equal to or greater than the fair market value of the Membership Interests (a “Fair Market Value Certificate”), in each case, as is required under the terms of the Term Loan Credit Agreement.

Section 3.3.Corporate Authority, Authorization of Agreements.  Seller has all requisite limited liability company power and authority to execute and deliver this Agreement and any other documents required hereby or thereby, to consummate the transactions contemplated hereby and thereby and to perform all the terms and conditions hereof and thereof to be performed by it.  The execution and delivery of this Agreement and any other documents required hereby or thereby by Seller, the performance by it of all the terms and conditions hereof and thereof to be performed by it and the consummation of the transactions contemplated hereby and thereby have been and will continue to be duly authorized and approved by the appropriate management structure of Seller.  Except for the consent of WPX and Summit Discovery II, LLC, no other limited liability company, manager, member, owner or governance action on the part of Seller is necessary to authorize the execution, delivery and performance by it of this Agreement and/or any other documents required hereby or thereby or the consummation of the transactions contemplated hereby and thereby.  This Agreement and any other documents required hereby have been duly executed and delivered by Seller and constitute the valid and binding obligation of Seller, enforceable against it in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium or other laws relating to or affecting the enforcement of creditors’ rights generally and general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 3.4.Capitalization; Title to the Membership Interests.

(a)Seller is the record and beneficial owner of and has good and valid title to the Membership Interests, free and clear of all Encumbrances.  The Membership Interest has been duly authorized and are validly issued, fully-paid and non-assessable.  Upon the consummation of the transactions contemplated by this Agreement, Buyer shall own all of the Membership Interest, free and clear of all Encumbrances, other than any restrictions arising under applicable securities Laws.

(b)Neither Seller nor, to Seller’s Knowledge, RWG is under any obligation, contingent or otherwise, by reason of any Contract, agreement, commitment or obligation to register the offer and sale or resale of any of its securities under the Securities Act of 1933, as amended.

(c)To Seller’s Knowledge (i) there are no, and have been no, Persons, joint ventures or other subsidiaries in which RWG owns or has owned, of record or beneficially, any direct or indirect (through a subsidiary or otherwise) Interest and (ii) there are no outstanding obligations of RWG to provide funds to, or make any investment in (in the form of a loan, capital contribution, purchase of an interest (whether from the issuer or another Person) or otherwise), any other Person.

Section 3.5.No Violations.  This Agreement and any other documents required hereby or thereby and the execution and delivery hereof and thereof by Seller do not, and the fulfillment and compliance with the terms and conditions hereof and the consummation of the transactions contemplated hereby, will not:

(a)conflict with or require the consent of any Person under any of the terms, conditions or provisions of the certificate of formation or operating agreement or other Organizational Documents of Seller;

(b)violate any provision of, or require any filing, consent, authorization or approval under, any Legal Requirement applicable to or binding upon Seller;

(c)conflict with, result in a breach of, constitute a default under (without regard to requirements of notice or the lapse of time or both), accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under, (i) any mortgage, indenture, loan, credit agreement or other agreement or instrument evidencing indebtedness for borrowed money to which Seller is a party or by which Seller is bound or (ii) subject to the consent required of the non-Transferring Members under the LLC Agreement, any lease, license, Contract or other agreement or instrument to which Seller is a party or by which it is bound or to which its properties are subject; or

(d)result in the creation or imposition of any Encumbrance upon the Membership Interest.

Section 3.6.Brokers.  None of Seller or any of its Affiliates has, directly or indirectly, employed any broker, finder or intermediary in connection with such transactions that might be entitled to a fee or commission upon the execution of this Agreement or the consummation of such transactions for which Buyer or any of its Affiliates shall have any responsibility whatsoever.

Section 3.7.Litigation.  Except as set forth on Schedule 3.7, there are no actions, suits, audits, condemnation, administrative, arbitration, or other proceedings or investigations by any third party or Governmental Body with respect to Seller or the Membership Interest pending, or, to Seller’s Knowledge, threatened, by any third party or Governmental Body, affecting the Membership Interest or which are reasonably likely to materially impair Seller’s ability to perform its obligations under this Agreement or to consummate the transactions contemplated hereby.

Section 3.8.Foreign Person.  Seller is not a “foreign person” within the meaning of Section 1445(f)(3) of the Code.

Section 3.9.Company Default.  To Seller’s Knowledge, there is no default in any material respect on the part of RWG under any Contract, including, without limitation, any leases or contracts affecting its assets.

Section 3.10.Legal Compliance.  Seller is not a party to, or bound by, any decree, order, arbitration award (or agreement entered into in any administrative, judicial or arbitration proceeding with any Governmental Body) with respect to the Pipeline System.  To Seller’s Knowledge, RWG has complied with and is in compliance with all federal, state, local and foreign statutes, laws, environmental laws, ordinances, regulations, rules, Permits, judgments, orders and decrees applicable to the Pipeline System.  There are no material disputes between Seller, RWG or any of the other members of RWG.

Section 3.11.Capitalization.  Seller is the record owner of and has good and valid title to the Membership Interest, free and clear of all Encumbrances.  The Membership Interest constitutes 40% of the total issued and outstanding Membership Interest in RWG. The Membership Interest has been duly authorized and is validly issued, fully-paid and non-assessable (except as such non-assessability may be affected by Sections 18-607 and 18-804 of the Delaware Limited Liability Company Act).  Upon consummation of the transactions contemplated by this Agreement, Buyer shall own all of the Membership Interest, free and clear of all Encumbrances.  The Membership Interest is not subject to any preemptive or similar rights of any Person.  Other than RWG’s Organizational Documents, there are no voting trusts, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Membership Interest.

Section 3.12.No Subsidiaries.  RWG does not own, or have any Interest in any shares or have an ownership Interest in any other Person.

Section 3.13.Absence of Certain Changes, Events and Conditions.  To Seller’s Knowledge, since January 1, 2018, there has not been, with respect to RWG, any:

(a)event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a material adverse effect;

(b)amendment of the Organizational Documents of RWG;

(c)split, combination or reclassification of any membership interests in RWG;

(d)declaration or payment of any distributions on or in respect of any membership interests in RWG;

(e)entry into any material Contract;

(f)transfer, assignment, sale or other disposition of the Pipeline System or cancellation of any debts or entitlements;

(g)damage, destruction or loss (whether or not covered by insurance) to a material asset;

(h)except as set forth on Schedule 3.13(h), any commitment to make any expenditure involving, individually or in the aggregate, a cash outlay in excess of Fifty Thousand Dollars ($50,000);

(i)imposition of any Encumbrance upon the Membership Interest or any of RWG’s assets;

(j)adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(k)purchase, lease or other acquisition of the right to own, use or lease any property or assets;

(l)action by RWG to make, change or rescind any tax election other than in the normal course of business, amend any Tax Return unless required by applicable Tax Laws and not adverse to Buyer;

(m)any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

Section 3.14.Taxes.

(a)To Seller’s Knowledge, (i) there have been properly completed and filed on a timely basis and in correct form the Tax Returns required to be filed on behalf of RWG on or prior to the date hereof and (ii) as of the time of filing, the foregoing Tax Returns correctly reflected the facts regarding the income, business, assets, operations, activities, status or other matters of RWG or any other information required to be shown thereon. In particular, and without in any manner limiting the foregoing, to Seller’s Knowledge, none of the foregoing Tax Returns contains any position which is or would be subject to penalties under Section 6662 of the Code (or any corresponding provision of state or local law).

(b)To Seller’s Knowledge, (i) no issues have been raised (and none are currently pending) by any taxing authority in connection with any Tax Returns of RWG and (ii) no waivers of statutes of limitation with respect to such Tax Returns have been given by or requested from RWG.

(c)To Seller’s Knowledge, (i) no written claim has ever been made by an authority in a jurisdiction where RWG does not file Tax Returns that it is or may be subject to taxation in that jurisdiction as a result of RWG’s assets and (ii) such assets are not subject to Taxes in any jurisdiction in which RWG has not filed Tax Returns.

(d)To Seller’s Knowledge, all Taxes owed by RWG or for which RWG may be liable which are or have become due have been paid in full.

(e)To Seller’s Knowledge, except as otherwise set forth on Schedule 3.14(e), there is not in force any extension of time with respect to the due date for the filing of any Tax Return of or with respect to RWG.

Section 3.15.Financial Statements and Bank Accounts.

(a)Schedule 3.15(a) sets forth complete unaudited financial statements of RWG for 2016 and 2017 (the “Financial Statements”).  To Seller’s Knowledge, (i) the Financial Statements were prepared in accordance with GAAP and fairly present in all material respects the financial position of RWG as of their respective dates and the results of operations, income, changes in owner’s equity and cash flows of RWG for the periods presented therein, (ii) all books, records and accounts of RWG are complete in all material respects and are maintained in all material respects in accordance with good business practice and all applicable Laws and (iii) RWG maintains systems of internal accounting controls sufficient to provide reasonable assurances that: (A) transactions are executed in accordance with management’s general or specific authorization; (B) transactions are recorded as necessary to maintain accountability for assets; and (C) access to financial assets is permitted only in accordance with management’s general or specific authorization.

(b)The Financial Statements reflect the information provided to the Members (as such term is defined in the LLC Agreement) as contemplated under the terms of the LLC Agreement and, to Seller’s Knowledge, are prepared consistent with past practices and our obligation to provide financial information to facilitate the preparation of necessary tax returns and related materials.

(c)To Seller’s Knowledge, the Financial Statements fairly present, in all material respects, the financial condition and operating results as of the dates, and for the periods, indicated therein.

(d)To Seller’s Knowledge, Schedule 3.15(d) sets forth all bank accounts held by RWG as of the Effective Time.

Section 3.16.Additional Representations Concerning RWG.  Seller makes the following additional representations as they relate to RWG as of the Execution Date and as of the Closing Date:

(a)RWG (i) is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware, (ii) has the requisite power and authority to own, lease and operate its properties and to conduct its business as it is presently being conducted, and (iii) is duly qualified to do business as a foreign limited liability company and is in good standing in Pennsylvania.  Prior to the Execution Date, copies of the Organizational Documents (as amended or modified) of RWG have been delivered to Buyer and such copies are complete, and in full force and effect, as of the Execution Date, in full force and effect.  RWG is not in default under, or in violation of, any of its Organizational Documents.

(b)To Seller’s Knowledge, this Agreement and the other documents contemplated hereby do not, and the consummation of the transactions contemplated hereby or thereby will not, result in any breach or violation of or default (with or without notice or lapse of time or both) under, give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a material benefit under, or result in the creation of any Encumbrance on the Pipeline System under, any provision of: (i) subject to the consent required of the non-Transferring Members under the LLC Agreement, the Organizational Documents of RWG; (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease, permit, concession, franchise, license or other agreement or instrument to which RWG is a party; or (iii) any Governmental Order or Law applicable to or otherwise affecting RWG and/or all or any portion of the Pipeline System.

(c)To Seller’s Knowledge, Schedule 3.16(c) sets forth all current members of RWG and their particular membership interest(s) in and to RWG, and except as set forth in Schedule 3.16(c), to Seller’s Knowledge, there are no outstanding (i) Interests or other voting securities of RWG, (ii) securities of RWG or any other Person convertible into or exchangeable or exercisable for Interests in RWG or other voting securities of, or any other Interest in, RWG, and (iii) subscriptions, options, warrants, calls, rights (including preemptive rights), commitments, understandings or agreements to which RWG is a party or by which it is bound obligating RWG to issue, deliver, sell, purchase, redeem or acquire Interests or other voting securities of RWG (or securities convertible into or exchangeable or exercisable for Interests or other voting securities of, or any other Interest in, RWG) or obligating RWG to grant, extend or enter into any such subscription, option, warrant, call, right, commitment, understanding or agreement. All outstanding Interests held by Seller of RWG are duly authorized, validly issued, fully paid and nonassessable.  No Interests of Seller in RWG have been issued in violation of, and none are subject to, any preemptive rights, purchase or call options, subscription rights, rights of first refusal or other similar rights except as set forth in RWG’s Organizational Documents.  At the Closing there will be no member agreement, irrevocable proxies, voting trust or other agreement or understanding to which RWG is a party or by which it is bound relating to the voting of any Interests held by Seller of RWG.

(d)Pipeline System, Material Contracts and other Assets and Properties.

(i)To Seller’s Knowledge, Part 1 of Exhibit C is a true and correct map of the Pipeline System.

(ii)To Seller’s Knowledge, Part 2 of Exhibit C sets forth all of the material Contracts related or associated with the Pipeline System to which RWG is a party or by which it or the Pipeline System is bound (“Material Contracts”). To Seller’s Knowledge, each such Material Contracts is in full force and effect. Prior to the Execution Date, Buyer has been provided a complete copy of or provided access to each Material Contract, together with all amendments, modifications or supplements thereto.  To Seller’s Knowledge, RWG is not, no other party to a Material Contract is, in material breach or default thereof, and no event has occurred with respect to RWG or otherwise which, with notice or lapse of time, or both, would constitute a material breach or default.

(iii)To Seller’s Knowledge, Part 3 of Exhibit C sets forth a list of all easement and right-of-way interests and other similar property interests and use rights (collectively, the “ROWs”) held or to be held by RWG at Closing.  To Seller’s Knowledge, (A) the ROWs are in full force and effect in accordance with their respective terms, (B) there exist no material breaches or defaults under such ROWs by RWG, (C) no event has occurred that with notice or lapse of time or both would constitute any such material breach or default under any such ROW and (D) there has not occurred a material breach or default by any other party under any ROW or any other event that with notice or lapse of time or both would constitute a material breach or default by any other party under any ROW.  To Seller’s Knowledge, RWG is the record title owner of all ROWs described on Part 3 of Exhibit C, free and clear of Encumbrances, obligations, irregularities or other defects.

(iv)To Seller’s Knowledge, Part 4 of Exhibit C sets forth a list of all major equipment and facilities (including inventory) (“Major Equipment and Facilities”). To Seller’s Knowledge, RWG has good and marketable record title, free and clear of all Encumbrances, or an enforceable contract in place for rental of same, to all of the Major Equipment and Facilities, subject only to liens for current taxes and assessments not currently due and delinquent.

(v)Part 5 of Exhibit C sets forth a complete and accurate description and list of (i) all bonds, guarantees, deposits, letters of credit, cash collateral, or other similar forms of financial, collateral or credit support posted, carried or otherwise provided by Seller, any of its Affiliates or, to Seller’s Knowledge, RWG, that are related to or arise in connection with the ownership, operation, development or disposition of any or all of the Membership Interests, and of the assets or properties of RWG and/or or any of the Assumed Obligations (collectively, “Credit Support”) and (ii) to Seller’s Knowledge, all such Credit Support is in full force and effect.

(vi)To Seller’s Knowledge, Part 6 of Exhibit C list all permits related to the Pipeline System (“Permits”) and, except as set forth on Schedule 3.16(d)(vi), all such Permits are in full force and effect.  To Seller’s Knowledge, (i) RWG has obtained, and holds, all material Permits, licenses, variances, exemptions, orders, franchises, approvals and authorizations of all Governmental Bodies necessary for the ownership, use and operation of the Pipeline System and (ii) RWG has obtained and holds and maintains in effect (including the timely filing of any renewals) all Permits necessary for the ownership, use or operation of the Pipeline System.

(vii)To Seller’s Knowledge, record title to all of the Pipeline System is owned or held by RWG (or will be as of the Closing).

(e)To Seller’s Knowledge, (i) RWG does not employ and has not ever employed any employees and (ii) has no unsatisfied Liabilities of any kind with respect to, related to or otherwise arising out of or in connection with any pre-Closing services rendered to RWG, or otherwise provided on RWG’s behalf or for the benefit of RWG, by any current or former employees of Seller, any of its Affiliates or any of its or their respective current or former consultants, independent contractors or similar service providers.

(f)To Seller’s Knowledge, RWG does not maintain, sponsor, contribute to or have any Liabilities of any kind or character, contingent or otherwise, arising under or with respect to any “employee benefit plan” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended), including any such plan maintained by or contributed to, at any time, by Seller or any of its Affiliates (other than RWG)

(g)To Seller’s Knowledge, (i) no Legal Proceeding is pending or, to the Knowledge of Seller, threatened, against RWG or the Pipeline System before any court, arbitrator or Governmental Body and (ii) there are no outstanding Governmental Orders (other than routine oil and gas field regulatory orders) with respect to RWG or the Pipeline System.

(h)To Seller’s Knowledge, (i) all Taxes that RWG is required by Law to withhold or collect have been properly withheld or collected and (ii) to the extent required by applicable Law, have been paid over to the proper Governmental Body.

(i)Neither Seller nor, to Seller’s Knowledge, RWG, has received any written notice from any Governmental Body that any audit or other proceeding is pending or threatened, and no such audits or other proceedings are pending or being conducted, in any case, with respect to any Taxes of Seller (with respect to its Interest in RWG) or, to Seller’s Knowledge, RWG (including with respect to the Pipeline System).

(j)Except as set forth on Schedule 3.16(j), neither Seller (with respect to its Interest in RWG) or, to Seller’s Knowledge, RWG, is a party to or bound by any Tax sharing, Tax indemnity, Tax partnership or Tax allocation agreement.  To Seller’s Knowledge, RWG does not have any liability for the Taxes of any Person under Treasury Regulations Section 1.1502‑6 (or any corresponding provisions of state, local or foreign Tax law), or as a transferee or successor, or by contract or otherwise.

(k)RWG is, and has always been, classified as a partnership for United States federal income tax purposes.

(l)Other than the LLC Agreement, Seller’s direct or indirect interest in RWG is not treated as constituting an interest in a partnership under Subchapter K of the Code, or as an interest in any corporation or any other Person for tax purposes, or as being subject to any operating agreement or other agreement that is treated as a partnership under Subchapter K of the Code.  Each Tax partnership or Tax sharing agreement identified on Schedule 3.16(j) either (i)(A) has in effect an election under Section 754 of the Code for the taxable year that includes the Closing Date that will apply with respect to the acquisition of the Membership Interests by Buyer pursuant to this Agreement or (B) Seller shall have obtained before the Closing Date all necessary consents needed for such Tax partnership or Tax sharing agreement to make such Section 754 election for the taxable year that includes the Closing Date that will apply with respect to the acquisition of the Membership Interests by Buyer pursuant to this Agreement or (ii) shall have distributed the Membership Interests to the Seller prior to the Closing Date.  RWG either (i) has in effect an election under Section 754 of the Code for the taxable year that includes the Closing Date that will apply with respect to the acquisition of the Membership Interests by Buyer pursuant to this Agreement or (ii) shall have obtained before the Closing Date all necessary consents needed for RWG to make such Section 754 election for the taxable year that includes the Closing Date that will apply with respect to the acquisition of the Membership Interests by Buyer pursuant to this Agreement.

(m)To Seller’s Knowledge, there are no Encumbrances for Taxes on RWG or its assets, other than statutory liens for current Taxes not yet due.

(n)None of the assets of RWG is “tax exempt use property” within the meaning of Section 168(h) of the Code or “tax exempt bond financed property” within the meaning of Section 168(g)(5) of the Code.

(o)Seller has not received written notice from an authority in a jurisdiction where Seller does not file Tax Returns claiming that Seller is or may be subject to taxation in that jurisdiction with respect to its Interests in RWG or RWG’s assets, and Seller not has received written notice from any jurisdiction in which Seller has not filed Tax Returns claiming that Seller’s Interests in RWG or RWG’s assets are subject to Taxes in that jurisdiction.

(p)Neither Seller (with respect to its Interest in RWG) nor, to Seller’s Knowledge, RWG (i) has entered into any agreement or arrangement with any taxing authority that requires RWG or Seller to take any action or to refrain from taking any action with respect to a refund, credit, carryforward, or claim, and (ii) is a party to any agreement with any taxing authority regarding a refund, credit, carryforward, or claim that would be terminated or adversely affected as a result of the transactions contemplated by this Agreement.

(q)To Seller’s Knowledge, (i) RWG has conducted its business and operated the Pipeline System, and is conducting its business and operating the Pipeline System, in compliance, in all material respects, with all Environmental Laws and (ii) the Pipeline System that is currently owned, leased, operated, and/or used by RWG, is in compliance, in all material respects, with all Environmental Laws;

(r)To Seller’s Knowledge, RWG is not transporting, has not transported, is not arranging for the transportation of, and has not arranged for the transportation of, any Hazardous Substances or Petroleum Product to any location which is listed, or proposed for listing, on the National Priorities List pursuant to CERCLA, on the CERCLIS;

(s)To Seller’s Knowledge, (i) RWG does not own or operate, and has not owned or operated, any underground storage tanks and (ii) there are no underground storage tanks abandoned in place located on any properties owned or operated by RWG;

(t)Seller has made available to Buyer complete copies of all environmental, health or safety assessments, audit reports, studies, analyses, investigations, and similar documents in the possession or control of Seller or any of its Affiliates relating to RWG’s business and operation of the Pipeline System addressing environmental, health, or safety liabilities or water rights (including water withdrawal, storage, discharge, treatment, injection and disposal rights);

(u)Seller has made available to Buyer complete copies of any insurance policy or binder (if policies have not yet been issued) held by Seller for the benefit of RWG (if any).  Schedule 3.16(u) contains a summary description of each claim made under each such insurance policy since January 1, 2015, including a brief description of the claim and its resolution.

(v)To Seller’s Knowledge, the Pipeline System has been constructed and installed, and is being operated in accordance with generally accepted oil and gas field practices and in compliance in all material respects with the ROW’s and Permits (including, for purposes of clarity, Environmental Laws and Governmental Order);

(w)Schedule 3.16(w) sets forth the 2018 Budget for RWG that has been proposed by WPX as Manager (as such term is defined in the LLC Agreement);

(x)To Seller’s Knowledge, the minute books of RWG contain true and complete records (in all material respects) of all meetings and reflect all other actions taken by the Manager and Members of RWG;

(y)To Seller’s Knowledge, (i) RWG is not in material violation of, or in default in any material respect under, and no event has occurred that (with notice or the lapse of time or both) would constitute a material violation of or material default under (A) RWG’s Organizational Documents or (B) any applicable Law or Governmental Order, (ii) RWG has not received any notice of, or been charged with, the violation of any Laws and (iii) RWG is not under investigation with respect to the violation of any Laws.

(z)To Seller’s Knowledge, there are no outstanding written notices, claims, actions, suits, investigations, inquiries or complaints indicating that (i) RWG is responsible for any Release into the environment in violation of Environmental Law or otherwise require remediation under Environmental Law, or any transportation, storage or management of any Hazardous Substance in violation of Environmental Law, (ii) any Hazardous Substance is transported, stored or managed in violation of Environmental Law, or has been Released in violation of Environmental Law or otherwise requiring remediation under Environmental Law upon any property owned or operated by the RWG or for which RWG is otherwise responsible, or (iii) the Pipeline System, or RWG, or its businesses or its ownership, operation, lease or use of the Pipeline System, are not in compliance with Environmental Laws; and

(aa)To Seller’s Knowledge, there is no actual or, to the Knowledge of Seller, threatened, taking (whether permanent, temporary, whole, or partial) of any part of the Pipeline System by reason of condemnation or the threat of condemnation.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF BUYER

Except as otherwise provided for or disclosed in this Agreement, Buyer hereby represents and warrants to Seller that on the Execution Date and the Closing Date:

Section 4.1.Organization and Good Standing.  Buyer is a Texas limited liability company, duly organized, validly existing and in good standing under the laws of its jurisdiction of formation.  Buyer is registered or qualified to do business as a foreign limited liability company in the Commonwealth of Pennsylvania, and Buyer has all requisite power and authority to carry on its business as such business is currently conducted.  Buyer is not subject to any assignment for the benefit of creditors, is not in voluntary or involuntary bankruptcy and is not subject to any judicial procedure that would prevent it from executing this Agreement or meeting the obligations hereunder.

Section 4.2.Corporate Authority; Authorization of Agreements.  Buyer has all requisite limited liability company power and authority to execute and deliver this Agreement and any other documents required hereby or thereby, to consummate the transactions contemplated hereby and thereby and to perform all the terms and conditions hereof and thereof to be performed by it.  The execution and delivery of this Agreement and any other documents required hereby or thereby by Buyer, and the performance by Buyer of all the terms and conditions hereof and thereof to be performed by it and the consummation of the transactions contemplated hereby and thereby have been and will continue to be duly authorized and approved by the requisite managerial action of Buyer.  No other limited liability company, manager, member, owner or governance action on the part of Buyer is necessary to authorize the execution, delivery and performance by it of this Agreement and any other documents required hereby or thereby or the consummation of the transactions contemplated hereby and thereby.  This Agreement and any other documents required hereby or thereby have been duly executed and delivered by Buyer and constitute the valid and binding obligation of Buyer, enforceable in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium or other laws relating to or affecting the enforcement of creditors’ rights generally and general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

Section 4.3.No Violations.  This Agreement and any other documents required hereby or thereby and the execution and delivery hereof and thereof by Buyer do not, and the fulfillment and compliance with the terms and conditions hereof and thereof and the consummation of the transaction contemplated hereby will not:

(a)conflict with, or require the consent of any Person under any of the terms, conditions or provisions of the certificate of formation or the documents and/or agreements governing the management of Buyer;

(b)violate any provision of, or require any filing, consent, authorization or approval under, any Legal Requirement applicable to or binding upon Buyer; or

(c)conflict with, result in a breach of, constitute a default under (without regard to requirements of notice or the lapse of time or both), accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under, (i) any mortgage, indenture, loan, credit agreement or other agreement or instrument evidencing indebtedness for borrowed money to which Buyer is a party or by which Buyer is bound or (ii) any lease, license, Contract or other agreement or instrument to which Buyer is a party or by which it is bound or to which its properties are subject.

Section 4.4.Brokers.  Neither Buyer nor any of its Affiliates has, directly or indirectly, employed any broker, finder or intermediary in connection with such transactions that might be entitled to a fee or commission upon the execution of this Agreement or the consummation of such transactions for which Seller or any of its Affiliates shall have any responsibility whatsoever.

Section 4.5.Litigation.  There is no action, suit, proceeding or governmental investigation or inquiry pending or, to Buyer’s Knowledge, threatened against Buyer, or its Affiliates that might delay, prevent or hinder the consummation of the transactions contemplated hereby.

Section 4.6.Investment Purpose.  Buyer is acquiring the Membership Interest solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. Buyer acknowledges that the Membership Interest may be deemed to be securities and are not registered under the Securities Act of 1933, as amended, or any state securities Laws, and that if the Membership Interest is deemed to be securities, it may not be transferred or sold except in accordance with the requirements set forth in the LLC Agreement and pursuant to the registration provisions of the Securities Act of 1933, as amended or pursuant to an applicable exemption therefrom and subject to state securities Laws and regulations, as applicable.

Section 4.7.Buyer Investigation.  Buyer is a sophisticated party and able to evaluate the risks of purchasing the Membership Interest.  Buyer acknowledges and agrees that by Closing it will have made its own inquiry and investigation into and reviewed all the documents and information about RWG and the Membership Interest as it deems necessary and prudent, and, based thereon, will have formed independent judgments concerning the financial, tax and legal consequences of consummating the transaction, and in connection with such inquiries, investigations and reviews, and except for the representations and warranties of Seller set forth in ARTICLE 3, has relied solely on its own financial, tax, legal and other experts and advisors in arriving at its decision to execute, deliver and consummate this Agreement and the transactions.

ARTICLE 5
TAXES

Section 5.1.Income Taxes.  Seller (or, if Seller is disregarded for U.S. federal income tax purposes, its regarded owner) shall cause to be included in its applicable income, franchise and similar Tax Returns for all periods (or portions thereof) ending on or prior to the Closing Date all items of income, gain, loss, deduction and credit (collectively, the “Tax Items”) attributable to the Membership Interest which are required to be included therein.  Buyer and Seller shall request that RWG allocate all items of RWG’s income, gain, loss, deduction or credit attributable to the Membership Interest for the taxable year that includes the Closing Date based on a closing of RWG’s books as of the Closing Date.  For the avoidance of doubt, Seller is responsible for and shall indemnify Buyer for income, franchise and similar Taxes imposed on Seller, its direct or indirect owners or any of their Affiliates.

Section 5.2.Other Taxes.  Seller shall bear no responsibility for any Taxes which are imposed upon or payable by RWG.

Section 5.3.Survival.  Anything to the contrary in this Agreement notwithstanding, the obligations of the Parties hereto with respect to any Tax matter covered by this Article 5 shall survive the Closing and shall not terminate until the close of business on the thirtieth (30th) day after the expiration of the applicable statute of limitations with respect to each and every type of Tax, including any extensions thereof.

Section 5.4.Cooperation on Tax Returns and Tax Proceedings.  Buyer and Seller shall cooperate fully as and to the extent reasonably requested by the other Party, in connection with the filing of any Tax Returns and any audit, litigation or other proceeding (each, a “Tax Proceeding”) with respect to Taxes relating to or in connection with the Membership Interest.  Such cooperation shall include the retention and (upon the other Party’s request) the provision of such records and information which are reasonably relevant to any such Tax Return or Tax Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

Section 5.5. 754 Election.  Seller shall, prior to the Closing, (i) cause (or shall have caused) any tax partnership identified on Schedule 3.16(j) and still in existence on the Closing Date and RWG to either (A) have in effect valid elections under Section 754 for the taxable year that includes the Closing Date or  (B) obtain all necessary consents therefor needed for any Tax partnership identified on Schedule 3.16(j) and still in existence on the Closing Date and RWG to make such Section 754 election for the taxable year that includes the Closing Date that will apply with respect to the acquisition of the Membership Interests by Buyer pursuant to this Agreement and (ii) provide satisfactory evidence thereof to Buyer.

ARTICLE 6
DISCLAIMERS; ASSUMPTION; RETENTION; INDEMNIFICATION

Section 6.1.Scope of Representations of Seller.  EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN ARTICLES 3 AND 5 HEREOF AND OTHERWISE IN THIS AGREEMENT, THE ASSET PSA OR IN THE ASSIGNMENT, SELLER MAKES NO REPRESENTATIONS OR WARRANTIES WHATSOEVER, AND DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, STATEMENT, REPORT OR INFORMATION MADE OR COMMUNICATED (ORALLY OR IN WRITING) TO BUYER.  EXCEPT AS AND TO THE EXTENT EXPRESSLY PROVIDED IN ARTICLE 5, ARTICLE 6, OR OTHERWISE IN THIS AGREEMENT, OR THE ASSIGNMENT, SELLER SHALL NOT HAVE ANY LIABILITY IN CONNECTION WITH AND HAVE NOT AND WILL NOT MAKE (AND HEREBY DISCLAIMS) ANY REPRESENTATION OR WARRANTY REGARDING ANY MATTER OR CIRCUMSTANCE RELATING TO ENVIRONMENTAL LAWS, ENVIRONMENTAL DEFECTS, ENVIRONMENTAL LIABILITIES, THE RELEASE OF HAZARDOUS SUBSTANCES OR HYDROCARBONS INTO THE ENVIRONMENT OR THE PROTECTION OF HUMAN HEALTH, SAFETY, NATURAL RESOURCES OR THE ENVIRONMENT, OR ANY OTHER ENVIRONMENTAL CONDITION OF THE PIPELINE SYSTEM, AND NOTHING IN THIS AGREEMENT OR OTHERWISE SHALL BE CONSTRUED AS SUCH A REPRESENTATION OR WARRANTY.

Section 6.2.Scope of Representations of Buyer.  EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN ARTICLES 4 AND 5 HEREOF AND OTHERWISE IN THIS AGREEMENT, BUYER DOES NOT MAKE ANY REPRESENTATIONS OR WARRANTIES WHATSOEVER, AND DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, STATEMENT, REPORT, OR INFORMATION MADE OR COMMUNICATED (ORALLY OR IN WRITING) TO SELLER.

Section 6.3.Assumption By Buyer; Retention by Seller.  Subject to, and without limitation of, Buyer’s and RWG’s respective rights to indemnity (or any of their respective rights to reimbursement of any costs and/or expenses) under this Agreement or any other document contemplated hereby, Buyer assumes and hereby agrees to fulfill, perform, pay and discharge (or cause to be fulfilled, performed, paid and discharged) all obligations and Liabilities with respect to the Membership Interests, whether known or unknown, whether such obligations or Liabilities arose before or after the Effective Time (all of said obligations and Liabilities herein being referred to collectively as the “Assumed Obligations”); provided, however, that (i) (A) the

Assumed Obligations do not include, (B) RWG has no obligation to retain (and does not retain) and (C) Buyer has no obligation to assume (and does not assume) any obligations or Liabilities of any kind or character to the extent that they are attributable to, arise out of or are otherwise related to any of the Retained Obligations and (ii) Seller acknowledges and agrees that Seller has assumed and agrees that it shall retain, fulfill, perform, pay and discharge (or cause to be fulfilled, performed, paid or discharged) all such obligations and Liabilities.

Section 6.4.Indemnification of Buyer.  Effective as of the Closing, subject to the limitations set forth in this Article 6, Seller shall be responsible for, shall pay on a current basis, and hereby agrees to defend, indemnify, hold harmless and forever release Buyer, the Company, its and their respective Affiliates, and all of its and their respective equity holders, partners, members, directors, officers, managers, employees, agents and other Representatives (collectively, the “Buyer Indemnified Parties”) from and against any and all Liabilities, whether or not relating to third party claims or incurred in the investigation or defense of any of the same or in asserting, preserving or enforcing any of their respective rights hereunder, to the extent arising from, based upon, related to or associated with:  (a) any breach by Seller of any of its representations or warranties contained in this Agreement (including, for purposes of clarity, any representation or warranty made by Seller on behalf of RWG under this Agreement); (b) any breach by Seller of any of its covenants or agreements under this Agreement; and (c) the Retained Obligations.

Section 6.5.Indemnification of Seller.  Effective as of the Closing, Buyer shall assume be responsible for, shall pay on a current basis, and hereby agrees to defend, indemnify, hold harmless and forever release Seller and its Affiliates, and all of its and their respective equity holders, partners, members, directors, officers, managers, employees, agents and other Representatives (collectively, the “Seller Indemnified Parties”) from and against any and all Liabilities, whether or not relating to third party claims or incurred in the investigation or defense of any of the same or in asserting, preserving or enforcing any of their respective rights hereunder, to the extent arising from, based upon, related to or associated with: (a) any breach by Buyer of any of its representations or warranties contained in this Agreement; (b) any breach by Buyer of any of its covenants or agreements under this Agreement; and (c) the Assumed Obligations.

Section 6.6.Claims.

(a)If a claim under the indemnities set forth in Sections 6.3 or 6.4 above is to be made by an indemnified Party in connection with any claim, the indemnified Party shall promptly notify the indemnifying Party of such claim.  The indemnifying Party shall have thirty (30) days after receipt of such notice to undertake, conduct and control, through counsel of its own choosing (subject to the consent of the indemnified Party, such consent not be unreasonably withheld) and at its expense, the settlement or defense of any third party claim requiring indemnity, and the indemnified Party shall cooperate in connection therewith.  The indemnifying Party shall permit the indemnified Party to participate in such settlement or defense through counsel chosen by the indemnified Party, provided that the fees and expenses of such counsel shall be borne by the indemnified Party.

(b)The indemnified Party shall not pay or settle any third party claim without first notifying the indemnifying Party and providing the indemnifying Party with the option, for thirty (30) days following receipt of such notice, to (i) admit in writing its liability for such claim, if it has not already done so and (ii) if liability is so admitted, (x) to pay the amount of such settlement, or (y) reject, in its reasonable judgment, the proposed settlement provided that if said settlement is rejected, the indemnifying Party shall bear all costs and expenses associated with such claim (including attorney fees) in excess of the amount of the proposed settlement.

Section 6.7.Survival.  The respective representations, warranties, covenants and agreements of the Parties set forth in this Agreement shall survive the Closing; provided, however, that (i) all representations and warranties of the Parties set forth in this Agreement (other than, for purposes of clarity, the Fundamental Representations) and (ii) all covenants and agreements of the Parties set forth in this Agreement that contemplated to be fulfilled or performed prior to the Closing, shall survive the Closing until the date that is eighteen (18) months following the Closing Date; and provided further, however, that (A) the Fundamental Representations and (B) all covenants and agreements of the Parties set forth in this Agreement that are to be fulfilled or performed at or after the Closing (other than, for purposes of clarity, the representations and warranties set forth in Section 3.14 and Sections 3.16(h), (i), (j), (k), (l), (m), (n) and (o) and the covenants and agreements set forth in Article 5, which shall each survive the Closing until the date that is thirty (30) days following expiration of the applicable statute of limitations), shall survive the Closing without time limit.  Subject to the foregoing, the remainder of this Agreement shall survive Closing without time limit.  The representations, warranties, covenants and agreements of the Parties shall be of no further force or effect after the date of their respective expiration set forth above; provided that the indemnity obligations under this Article 6 shall remain in full force and effect with respect to any bona fide claim asserted pursuant to this Agreement with respect to such a representation, warranty, covenant or agreement on or before the expiration date applicable to the relevant representation, warranty, covenant or agreement giving rise to such claim.

Section 6.8.Waiver of Right to Rescission.  The Parties acknowledge and agree that, following Closing, the payment of money, as limited by the terms of this Agreement, shall be adequate compensation for breach of any representation, warranty, covenant or agreement contained herein or for any other claim arising in connection with or with respect to the transactions contemplated by this Agreement.  As the payment of money shall be adequate compensation, following the Closing, the Parties hereby waive any right to rescind this Agreement or any of the transactions contemplated hereby.

Section 6.9.Tax Treatment of Indemnification Payments.  All indemnification payments made under this Agreement shall be treated by the parties as an adjustment of the Purchase Price for Tax purposes, unless otherwise required by Law.

ARTICLE 7
TERMINATION

Section 7.1.Termination.  This Agreement may be terminated prior to Closing:

(a)By written consent of Seller and Buyer;

(b)by Seller, if the conditions set forth in Section 2.4 are not satisfied through no fault of Seller, or are not waived by Seller, as of the Closing Date;

(c)by Buyer, if the conditions set forth in Section 2.5 are not satisfied through no fault of Buyer, or are not waived by Buyer, as of the Closing Date;

(d)by Seller, if Closing has not occurred, other than by the failure of Seller to fully comply with its obligations under this Agreement or the breach by Seller of this Agreement, and such failure to close is not otherwise caused by Seller, by the Outside Date;

(e)by Buyer, if Closing has not occurred, other than by the failure of Buyer to fully comply with its obligations under this Agreement or the breach by Buyer of this Agreement, and such failure to close is not otherwise caused by Buyer, by the Outside Date;

(f)by either Party if consummation of the transactions contemplated hereby would violate Law or any injunction in effect issued by a court of competent jurisdiction;

(g)by either Party if the Asset PSA is terminated in accordance with its terms; or

(h)by Buyer under Section 9.4.

If Seller or Buyer terminates this Agreement pursuant to this Section 7.1 and asserts that a breach of this Agreement has occurred or the other Party has failed to satisfy its obligations hereunder, the notice of termination shall include a statement describing the nature of the alleged breach or failure to perform together with supporting documentation.

Section 7.2.Liabilities Upon Termination.

(a)Buyer’s Default.  If Closing does not occur because Seller terminates this Agreement pursuant to Section 7.1(b), and all of the conditions to Closing of Buyer under Section 2.5 have been satisfied or waived, or Seller terminates this Agreement pursuant to Section 7.1(d) and Seller is willing and able to close, Seller shall be entitled as its sole and exclusive remedy at law and in equity to terminate the Agreement.  The Parties agree that the damages that would be suffered by SELLER as a result of Buyer’s breach would be difficult to estimate and that the liquidated damages described IN THE ASSET PSA represent a reasonable AND GOOD FAITH estimation of such damages and do not constitute a penalty.  Buyer’s failure to close shall not be considered wrongful if (A) Buyer’s conditions under Section 2.5 are not satisfied through no fault of Buyer and are not waived by Buyer, or (B) Buyer has the right to terminate or has terminated this Agreement under Section 7.1.

(b)Seller’s Default; Other Termination.  If Buyer is entitled to terminate this Agreement pursuant to Section 7.1(c) or Section 7.1(e), and as of the Outside Date all of the conditions to Closing of Seller under Section 2.4 have been satisfied or waived and Buyer is willing and able to close, then Buyer shall be entitled to, at its option, (1) obtain specific performance of this Agreement in lieu of termination and recover all actual, direct damages incurred by Buyer in connection with enforcing such specific performance or (2) terminate this Agreement pursuant to Section 7.1(c) or Section 7.1(e), as applicable, and seek out-of-pocket costs paid by it and its Affiliates in connection with the terminated transaction, including brokers, agents, advisors and reasonable attorneys’ fees. Each Party acknowledges that the remedies at Law of Buyer for a breach or threatened breach of this Agreement by Seller as contemplated pursuant to this Section 7.2(b) may be inadequate and, in recognition of this fact, Buyer, without posting any bond or the necessity or proving the inadequacy as a remedy of monetary damages, and in addition to all other remedies that may be available, shall be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy that may then be available.  Seller’s failure to close shall not be considered wrongful if (i) Seller’s conditions under Section 2.4 are not satisfied through no fault of Seller and are not waived by Seller or (ii) Seller has terminated this Agreement as of right under Section 7.1(b).

ARTICLE 8
MISCELLANEOUS

Section 8.1.Notices.  All notices and other communications given hereunder shall be in writing and shall be effective upon receipt.  Notices shall be sent to the Parties at the following addresses (or such other addresses as any Party may designate from time to time):

If to Buyer to:

COG2, LLC
6760 Portwest
Houston, Texas 77024
Attn: Land and Legal Department
Telephone: (713) 751-0419
Facsimile: (713) 751-0234
Email: cbothe@texasindependent.com

With a copy to (which shall not constitute notice):

Willkie Farr & Gallagher LLP
600 Travis Street, Suite 2100
Houston, Texas 77002
Attn: Michael De Voe Piazza
Telephone: (713) 510-1776
Facsimile: (713) 510-1799
Email: mpiazza@willkie.com

If to Seller to:

R.E. Gas Development, LLC
366 Walker Drive
State College, PA 16801
Attn:  F. Scott Hodges

Telephone:  814-278-7279
Facsimile:  814-278-7286
Email: fshodges@rexenergycorp.com

With a copy to (which shall not constitute notice):

R.E. Gas Development, LLC
366 Walker Drive
State College, PA 16801
Attn:  John J. Luke, General Counsel

Telephone:  814-278-7113
Facsimile:  814-278-7286
Email:  jluke@rexenergycorp.com

Steptoe & Johnson PLLC

707 Virginia Street East, 17th Floor

Charleston, WV  25301

Attention:  Ryan J. Morgan

Telephone:  (304) 353-8144

Facsimile:  (304) 933-8758

Email: ryan.morgan@steptoe-johnson.com

Section 8.2.Expenses.  Except as specifically provided herein, all legal and other costs and expenses in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party that incurred such costs and expenses.

Section 8.3.Final Agreement.  This Agreement supersedes all prior written or oral agreements between the Parties with respect to the subject matter hereof and the transactions contemplated herein.

Section 8.4.Choice of Law; Amendments; Headings.  This Agreement shall be governed by the internal Laws of the State of Texas, without giving effect to principles of conflicts of laws.  This Agreement may not be changed or terminated orally.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 8.5.Modification and Waiver.  No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by each of the Parties hereto.  No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver.  No waiver shall be binding unless executed in writing by the Party making the waiver.

Section 8.6.Assignments and Third Parties.  No Party hereto shall assign this Agreement or any part hereof without the prior written consent of the other Party.  Nothing in this Agreement shall entitle any Person (other than the Parties hereto) to any claim, cause of action, remedy or right of any kind.

Section 8.7.Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Legal Requirement or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any Party.  Upon any binding determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable and legally enforceable manner, to the end that the transactions contemplated hereby may be completed to the extent possible.

Section 8.8.Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed to be an original and all of which together shall constitute but one and the same agreement.

Section 8.9.Further Assurances.  The Parties each agree to deliver or cause to be delivered after the Closing Date, as shall be reasonably requested, any additional instrument that the other Party may reasonably request for the purpose of carrying out this Agreement and the consummation of the transactions contemplated hereby.

ARTICLE 9
ADDITIONAL COVENANTS AND AGREEMENTS

Section 9.1.Conduct of RWG from Execution Date to Closing.  Between the Execution Date and the Closing, Seller shall use its commercially reasonable efforts to cause RWG (but only to the extent related to the Membership Interest and Seller’s voting and other similar rights with respect ) to:

(a)Conduct the business of RWG only in the Ordinary Course;

(b)use its commercially reasonable efforts to maintain all of the assets and properties of, or used by, RWG in their current condition, ordinary wear and tear excepted and except for such assets or properties whose value has been depleted through use in the Ordinary Course;

(c)(i) maintain the books, accounts and records of RWG in the Ordinary Course, (ii) continue to collect accounts receivable and pay accounts payable utilizing normal procedures and without discounting or accelerating payment of such accounts and (iii) comply with all contractual and other obligations of RWG;

(d)maintain insurance upon all of the properties and assets of RWG in such amounts and of such kinds comparable to that in effect on the Execution Date;

(e)maintain all material permits (including the timely filing of any renewals), approvals, bonds, and guaranties affecting the Pipeline System, and make all filings required under applicable Law with respect to same;

(f)provide Buyer with written notice of any material claims, demands, suits or actions made against RWG;

(g)comply in all material respects with all applicable Laws, including Environmental Laws in effect as of the Execution Date, or as same may be amended or come into effect prior to the Closing;

(h)promptly notify Buyer of any material emergency or other material change in or affecting RWG’s business or assets.

Section 9.2.Negative Covenants.  Between the Execution Date and the Closing, Seller (but only as related to the Seller’s Membership Interest) shall not, and shall use commercially reasonable efforts to cause RWG not to, do any of the following:

(a)declare, set aside, make, pay, take or receive any dividend or other distribution in respect of the capital stock of or other securities of, or other ownership interests in, RWG or repurchase, redeem or otherwise acquire any outstanding equity interests or other securities of, or other ownership interests in, RWG (except for any dividend or distribution of Cash or cash equivalents);

(b)transfer, issue, sell, pledge, encumber or dispose of the equity interests or other securities of, or other ownership interests in, RWG or grant options, warrants, calls or other rights to purchase or otherwise acquire equity interests or other securities of, or other ownership interests in, RWG;

(c)effect any recapitalization, reclassification, stock split, combination or like change in the capitalization of RWG, or amend the terms of any outstanding securities of RWG;

(d)amend the Organizational Documents of RWG except as provided for in this Agreement;

(e)(i) issue, create, incur, assume, guarantee, endorse or otherwise become liable or responsible with respect to (whether directly, contingently or otherwise) any indebtedness for borrowed money; (ii) except in the Ordinary Course (provided that the Ordinary Course exception shall only apply to periods prior to the Effective Time), pay, repay, discharge, purchase, repurchase or satisfy any indebtedness for borrowed money of RWG; (iii) modify the terms of any indebtedness for borrowed money; or (iv) modify the terms of any Liability that will remain in effect as an obligation of RWG after the Closing;

(f)enter into or agree to enter into any merger or consolidation with any corporation or other Person, and not engage in any new business or invest in, make a loan, advance or capital contribution to, or otherwise acquire the securities or substantially all of the assets or business, of any other Person;

(g)except for emergency situations in which RWG must act immediately to preserve RWG assets or properties (in which case RWG shall advise Buyer as soon as reasonably practicable of such situation), enter into any commitment for capital expenditures of RWG;

(h)except in the Ordinary Course, enter into any transaction or enter into, modify or renew any Contract, including, for purposes of clarity, any joint operating agreement, joint venture agreement, or derivative, option, hedge or futures Contracts;

(i)make any investments in or loans to, or pay any fees or expenses to, or enter into or modify any Contract;

(j)make a change in its accounting or Tax reporting principles, methods or policies unless required by applicable Tax laws or not materially adverse to Buyer;

(k)make, change or revoke any Tax election other than in the normal course of business unless required by applicable Tax laws or not materially adverse to Buyer, settle or compromise any Tax claim or Liability or enter into a settlement or compromise, or change (or make a request to any Taxing authority to change) any material aspect of its method of accounting for Tax purposes;

(l)settle or compromise any pending or threatened Legal Proceeding or any claim or claims for, or that would result in a loss of revenue of, an amount that could, individually or in the aggregate, reasonably be expected to be greater than $10,000;

(m)change or modify its accounting, credit, collection or payment policies, procedures or practices;

(n)adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization; or

(o)agree to do anything (A) prohibited by this Section 9.2, (B) which would make any of the representations and warranties of Seller in this Agreement untrue or incorrect in any material respect or (C) could result in any of the conditions to the Closing not being satisfied.

Section 9.3.Access to Assets, Personnel and Information.  From the Execution Date until the Closing and upon reasonable advance notice from Buyer, Seller shall use commercially reasonable efforts to cause RWG to afford to Buyer and Buyer’s representatives, at Buyer’s sole risk and expense, reasonable access during normal business hours and without unreasonable interference with the operation of the business of RWG, to any of the assets, books and records, Contracts, facilities, operations, and payroll records of RWG, and members of management of RWG, and including the right and opportunity to make an environmental and physical assessment of the Pipeline System and other assets, buildings, improvements and operations of RWG.

Section 9.4.Casualty Loss.  Prior to Closing, if the Pipeline System or a material portion thereof is destroyed by fire or other casualty or if a material portion of the Pipeline System is taken or threatened to be taken in condemnation or under the right of eminent domain (“Casualty Loss”), Buyer shall not be obligated to close and may terminate this Agreement.  If, however, Buyer, in its sole and absolute discretion, nevertheless elects to proceed with the purchase and close, the Purchase Price shall be reduced by the estimated cost, as mutually agreed to by the Parties, to repair or replace the destroyed, damaged or condemned portion of the Pipeline System, less all applicable insurance proceeds which shall be payable to Buyer; provided that in no event will the adjustment made hereunder exceed the Purchase Price.

Section 9.5.Bankruptcy Matters.  Subject to Buyer’s rights to terminate this Agreement, Seller covenants and agrees that if Seller (a) files a voluntary petition in bankruptcy, (b) suffers the filing of an involuntary petition for bankruptcy by Seller’s creditors, (c) suffers the appointment of a receiver to take possession of all or substantially all of Seller’s assets, (d) suffers the attachment or other judicial seizure of all, or substantially all, of Seller’s assets, or (e) admits in writing its inability to pay its debts as they come due, then Seller (i) shall not request or seek the rejection or termination of this Agreement or any of the transactions contemplated hereby and (ii) will seek the ratification, assumption and approval (to the extent it remains executory in nature) of this Agreement in accordance with the requirements imposed upon a debtor-in-possession under the Bankruptcy Code.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the Execution Date.

SELLER:

R.E. GAS DEVELOPMENT, LLC

By:	/s/ F. Scott Hodges
Name:	F. SCOTT HODGES
Title:	Senior Vice President, Land & Business Development

BUYER:

COG2, LLC

By:	/s/ Frederick W. Zimmerman
Name:	FREDERICK W. ZIMMERMAN
Title:	President

[Signature Page to Membership Interest Purchase Agreement]